Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contacts:

Investors

Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2008 Financial Results

— Highlights Continued Progress with Numerous Clinical Anticancer Compounds —

WALTHAM, MA, May 1, 2008 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period ended March 31, 2008 — the third quarter of the Company’s 2008 fiscal year.

“The progress being made by us and by our partners makes it plain that ImmunoGen is entering a new era,” commented Mitchel Sayare, Chairman and CEO. “Our collaborator Genentech now expects to make its decision in 2008 about advancing trastuzumab-DM1 into Phase III testing. We made refinements to our IMGN901 and IMGN242 clinical programs and expect to determine the next steps with both of these compounds by the end of 2008. Sanofi-aventis is continuing to make good progress with the three compounds already in clinical testing through our collaboration and with the additional compounds behind these in development. Biogen Idec and Biotest have submitted INDs for their BIIB015 and BT-062 TAP compounds, respectively, and we remain on track to submit the IND for our IMGN388 TAP compound during this quarter. We expect nine compounds to be in clinical testing — in at least sixteen trials — this summer through our own programs and those of our collaborators.”

Financial Results

For the three-month period ended March 31, 2008, ImmunoGen reported a net loss of $12.8 million, or $0.30 per basic and diluted share, compared to a net loss of $5.2 million, or $0.12 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended March 31, 2008 were $14.6 million, compared to $9.8 million for the same quarter last year. Third quarter fiscal 2008 revenues include $3.5 million of research and development support fees, compared to $6.6 million for the same period last year. Research and development support fees primarily represent funding

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earned pursuant to ImmunoGen’s discovery, development, and commercialization collaboration with sanofi-aventis and, to a lesser extent, funding earned under the Company’s development and license agreements with other of its collaborative partners. The fifth and final contract year with sanofi-aventis began in September 2007 and provides for reduced research and development support fees compared with the fourth contract year as more development activity is assumed by sanofi-aventis. Third quarter fiscal 2008 revenues also include $5.2 million of license and milestone fees, compared to $1.5 million for the same quarter last year. Included in license and milestone fees for the third quarter of fiscal 2008 is a $1.5 million milestone related to the submission by Biogen Idec of the Investigational New Drug (IND) application for BIIB015. Also included in license and milestone fees for the third quarter of fiscal 2008 is a $2.0 million milestone related to the initiation of Phase II clinical testing of trastuzumab-DM1 by Genentech. ImmunoGen received a $5.0 million payment from Genentech with this event in the first quarter of fiscal 2008, $3.0 million of which was recognized as revenue at that time and $2.0 million of which was deferred because it was contingent upon a future event. That event occurred in the third quarter of fiscal 2008. Third quarter fiscal 2008 revenues include $5.8 million of clinical material reimbursement, compared to $1.8 million for the same quarter last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and supplies its collaborators with the Company’s cytotoxic agents in support of their manufacturing and development efforts, and earns clinical material reimbursement revenue with the supply of these materials to those collaborators. The higher clinical material reimbursement revenue for the third quarter of fiscal 2008 compared with the same period in the prior year is primarily due to $4.0 million in revenue recognized from the Company supplying one of its cytotoxic agents to a collaborator.

Operating expenses for the three-month period ended March 31, 2008 were $28.0 million, compared to $15.8 million in the same period last year. The operating expenses in the third quarter of fiscal 2008 include research and development expenses of $14.3 million, compared to $12.0 million for the same quarter last year. The increase in research and development expenses for the quarter ended March 31, 2008 versus the prior-year period is driven primarily by a $2.9 million increase in antibody development and supply costs incurred during the current period. The cost of clinical materials reimbursed was $9.0 million in the quarter ended March 31, 2008, compared to $1.0 million for the same quarter last year. As discussed above, ImmunoGen shipped a substantial quantity of one of its cytotoxic agents to a collaborator.  This partly contributed to the significant increase in the cost of clinical materials reimbursed in the current quarter as compared to the same quarter last year. During the quarter ended March 31, 2008, ImmunoGen obtained additional quantities of DM1/DM4 from a contract manufacturing organization. The Company recorded $3.7 million as cost of clinical materials reimbursed to write down this material to its net realizable value and to write off material in excess of currently forecasted demand in accordance with ImmunoGen’s inventory policy. This DM1/DM4 was produced by the supplier in conjunction with process scale-up, resulting in more material being produced than is anticipated to be required by the Company and its collaborators in the next twelve months. While the Company has booked a reserve for this excess material, ImmunoGen expects this DM1/DM4 to be used in the production of its own and its collaborators’ compounds within the next several years. Third quarter fiscal 2008 operating expenses also include general and administrative expenses of $4.7 million, compared to $2.8 million for the same quarter last year. During the third quarter of fiscal

2008, the Company recognized $0.7 million of expense related to the rental of laboratory and office space in Waltham, MA that the Company occupied in late March 2008, as well as $0.6 million of move-related expenses, classifying such as general and administrative expenses. In addition, patent expenses were higher by $0.4 million over the same quarter of last year due to timing of patent activity.

Other income, net, consisting primarily of interest income and gains recognized on forward contracts, was $0.5 million in the third quarter of fiscal 2008, compared to $0.8 million for the same period last year. For the third quarter of fiscal 2008, this included $0.3 million of impairment charges on investments and $0.2 million of losses due to foreign currency translation, partially offsetting the interest income and gains on forward contracts in the quarter.

ImmunoGen had approximately $41.2 million in cash and marketable securities as of March 31, 2008, compared with $59.7 million as of June 30, 2007, and had no debt outstanding in either period. During the first nine months of fiscal 2008, cash used in operations was $2.5 million, compared to $11.5 million during the same period last year. Capital expenditures were $17.6 million for the first nine months of fiscal 2008, compared to $1.4 million for the same period last year. Capital expenditures for the current period include $3.6 million for improvement of the Company’s capabilities at its manufacturing plant in Norwood, MA and $10.9 million to build out the laboratory and office space at the Waltham, MA facility occupied by ImmunoGen in late March 2008. The $10.9 million of leasehold improvements are being paid by the landlord of the Waltham facility.

ImmunoGen expects its net loss for its 2008 fiscal year to be between $28-31 million, consistent with previous guidance. The Company further expects its cash used in operations to be between $14-17 million and its capital expenditures to be between $20-21 million, also consistent with previous guidance.

Pipeline Update

IMGN901

This TAP compound is wholly-owned by ImmunoGen. IMGN901 is in Phase I testing for the treatment of multiple myeloma — its highest priority indication — and in Phase I and Phase II testing for the treatment of solid tumors that express CD56.

•                  When the maximum tolerated dose of IMGN901 is established in the multiple myeloma Phase I trial (Study 003) currently underway, this trial will be expanded to gain added experience with the activity of IMGN901 as monotherapy in patients who have failed to respond to approved therapies. The findings from this study are expected to enable the Company to determine the development pathway for IMGN901 as monotherapy for multiple myeloma before the end of 2008.

•                  ImmunoGen also plans to evaluate IMGN901 used in combination with an approved multiple myeloma agent, and expects to initiate this Phase I trial by late 2008.

•                  The Company expects to report IMGN901 clinical findings in the treatment of both multiple myeloma and CD56-expressing solid tumors in the fourth quarter of 2008.

IMGN242

This TAP compound, also wholly-owned by ImmunoGen, is in Phase II testing for the treatment of CanAg-expressing gastric cancer.

•                  New findings with IMGN242 have been accepted for presentation as a poster at the 2008 American Society of Clinical Oncology (ASCO) Annual Meeting. The poster session is on Sunday, June 1, 2008 from 2 pm to 6 pm (CDT).

•                  The protocol of the Phase II gastric cancer trial recently was amended. Patients with a low level of CanAg in their serum (“shed antigen”) will now receive 126 mg/m(2) of IMGN242 once every three weeks, while patients with high shed antigen levels will continue to receive 168 mg/m(2) once every three weeks. With this amendment, the Company expects to enroll in 2008 the patients needed to determine if it will expand this study.

IMGN388

This TAP compound, also in development by ImmunoGen, consists of our DM4 and an integrin-binding antibody developed by Centocor.

•                  ImmunoGen remains on track to submit the IND for this TAP compound in the second quarter of 2008.

Trastuzumab-DM1 (T-DM1)

T-DM1 comprises ImmunoGen’s DM1 cell-killing agent linked to Genentech’s anti-HER2 antibody, trastuzumab.

•                  Genentech has reported that it expects to make the T-DM1 Phase III go/no go decision in 2008.

•                  Genentech has disclosed that it expects to report T-DM1 Phase I findings at the 2008 ASCO Annual Meeting.

TAP Compounds in Development with sanofi-aventis

Two TAP compounds are in clinical testing through the Company’s collaboration with sanofi-aventis: AVE9633 is in Phase I testing for the treatment of acute myeloid leukemia and SAR3419 is in Phase I testing for the treatment of non-Hodgkin’s lymphoma.

•                  A preclinical milestone recently was achieved with a third TAP compound, SAR566658, in development through this collaboration. SAR566658 targets the DS-6 epitope, which is found on breast and ovarian cancers and on other solid tumors.

Naked Antibodies in Development with sanofi-aventis

The naked (unconjugated) antibody AVE1642 also is in clinical testing through ImmunoGen’s collaboration with sanofi-aventis. The compound is being tested for use in combination with approved chemotherapy agents in Phase I clinical trials.

•                  Another naked antibody, SAR650984, in development through this collaboration also has been disclosed by sanofi-aventis. This compound targets CD38 and is in preclinical development for the treatment of hematological malignancies.

BIIB015

This TAP compound comprises Biogen Idec’s Cripto-targeting antibody and ImmunoGen’s DM4 cell-killing agent, and is in development by Biogen Idec.

•                  Biogen Idec submitted an IND for BIIB015 in early 2008, and the compound is advancing toward the clinic.

BT-062

This TAP compound comprises Biotest’s antibody to a target found on multiple myeloma and other cancers and ImmunoGen’s DM4. It is in development by Biotest; ImmunoGen has U.S. opt-in rights.

•                  Biotest submitted an IND for BT-062 in early 2008, and this compound also is advancing toward the clinic.

Webcast Information

A conference call is scheduled for today, May 1, 2008, at 4:30 pm EDT. The call will include management’s discussion of financial results and provide an update on ImmunoGen. The live call can be accessed by dialing 913-981-4900 or through the Investor Information section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available on this website through May 8, 2008.

This press release includes forward-looking statements based on management’s current expectations. The statements include, but are not limited to, the statements that ImmunoGen: expects its net loss for its 2008 fiscal year to be between $28-31 million; expects its cash used in operations to be between $14-17 million; expects its capital expenditures to be between $20-21 million; anticipates that the amount of DM1/DM4 produced is more than will be required by the Company and its collaborators in the next twelve months; expects the excess DM1/DM4 to be used in the production of the Company’s and its collaborators’ compounds within the next several years; believes it is entering a new era; expects to determine the next steps with both its IMGN901 and IMGN242 compounds by the end of 2008; expects nine compounds to be in clinical testing in at least sixteen trials this summer through its own programs and those of its collaborators; will expand its Study 003 when the maximum tolerated dose of IMGN901 is established and expects to be able to use these findings to determine the development pathway for IMGN901 as monotherapy for multiple myeloma before the end of 2008; will initiate a Phase I trial to assess IMGN901 used in combination with an approved agent for multiple myeloma and will do so by late 2008; expects to report updated IMGN901 clinical findings in the treatment of both multiple myeloma and CD56-expressing solid tumors in the fourth quarter of 2008; expects to enroll in 2008 the patients needed to determine if it will expand the Phase II study underway with IMGN242; expects to submit the IND for its IMGN388 compound during the second quarter of 2008; expects its collaborator, Genentech, to make a Phase III go/no go decision for T-DM1 in 2008; and expects its collaborator Genentech to report Phase I findings at the 2008 ASCO Annual Meeting. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

ImmunoGen, Inc. Third Quarter Fiscal Year 2008 Financial Results

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
	2008	2007
ASSETS

Cash and marketable securities	$41,192	$59,700
Other assets	40,733	20,721

Total assets	$81,925	$80,421

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$21,148	$14,288
Long-term portion of deferred revenue and other long-term liabilities	19,316	7,732
Shareholders’ equity	41,461	58,401

Total liabilities and shareholders’ equity	$81,925	$80,421

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Revenues:
Research and development support	$3,516	$6,583	$11,661	$18,683
License and milestone fees	5,228	1,497	12,096	6,331
Clinical materials reimbursement	5,846	1,756	12,009	4,664

Total revenues	14,590	9,836	35,766	29,678

Expenses:
Cost of clinical materials reimbursed	9,015	997	13,170	3,232
Research and development	14,267	11,965	34,104	35,149
General and administrative	4,675	2,848	10,626	8,211

Total operating expenses	27,957	15,810	57,900	46,592

Loss from operations	(13,367)	(5,974)	(22,134)	(16,914)

Other income, net	524	822	2,064	2,484

Loss before taxes	(12,843)	(5,152)	(20,070)	(14,430)

Income tax expense	5	9	22	28

Net loss	$(12,848)	$(5,161)	$(20,092)	$(14,458)

Net loss per common share, basic and diluted	$(0.30)	$(0.12)	$(0.47)	$(0.35)

Average common shares outstanding, basic and diluted	42,906	41,705	42,673	41,585